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                     September 28, 2020

       Michael Vollkommer
       Chief Financial Officer
       Priority Technology Holdings, Inc.
       2001 Westside Parkway, Suite 155
       Alpharetta, GA 30004

                                                        Re: Priority Technology
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 001-37872

       Dear Mr. Vollkommer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services